Exhibit 99.1

Investor Contacts:	Media Contacts:
Arthur Shannon	Lainie Keller
arthur.shannon@bausch.com	lainie.keller@bausch.com
(908) 927-1198
Allison Ryan
allison.ryan@bausch.com	Kristy Marks
(877) 354-3705 (toll free)	kristy.marks@bausch.com
(908) 927-0735	(908) 927-0683
Bausch + Lomb Announces Fourth-Quarter and Full-Year 2022 Results

•Fourth-Quarter 2022 Financial Results
◦Revenues of $996 Million
◦GAAP Net Loss Attributable to Bausch + Lomb Corporation of $1 Million
◦Adjusted EBITDA (non-GAAP)1 of $181 Million
◦GAAP Cash Flow from Operations of $159 Million
◦Reported Revenues Were in Line with Fourth-Quarter 2021 Reported Revenues, and Organic Revenues1,2 Grew 5%, Driven by Organic Growth1,2 Across All Segments
•Full-Year 2022 Financial Results
◦Revenues of $3.768 Billion
◦GAAP Net Income Attributable to Bausch + Lomb Corporation of $6 Million
◦Adjusted EBITDA (non-GAAP)1 of $720 Million
◦GAAP Cash Flow from Operations of $345 Million
◦Reported Revenues Were in Line with Full-Year 2021 Reported Revenues, and Organic Revenues1,2 Grew 5%, Driven by Organic Growth1,2 in the Vision Care and Surgical Segments
•Fourth Quarter and Full-Year 2022 Revenues and Adjusted EBITDA (non-GAAP)1 Were Negatively Impacted by Foreign Exchange

VAUGHAN, Ontario, Feb. 22, 2023 – Bausch + Lomb Corporation, (NYSE/TSX: BLCO) (“Bausch + Lomb” or the “Company”, “we” or “our”), a leading global eye health company dedicated to helping people see better to live better, today announced its fourth-quarter and full-year 2022 financial results.

“Bausch + Lomb delivered another year of strong performance in 2022, growing the business organically1,2 at a mid-single-digit rate. Additionally, the fourth quarter marked our seventh consecutive quarter of organic growth1,2, with all three segments growing organically1,2,” said Joseph C. Papa, CEO, Bausch + Lomb. “Substantial progress was made in 2022 to complete our full separation from Bausch Health, and due to the dedication and unwavering focus of our employees, I am confident Bausch + Lomb is well-positioned for success as a stand-alone pure-play eye health company.”

“I’m very excited for the future of Bausch + Lomb with Brent Saunders as the incoming CEO and chair of the Board of Directors. I have known Brent for a long time, and with his long and esteemed track record in the health care industry, he has the right skills and experience to lead Bausch + Lomb at this critical time in our Company’s history,” continued Mr. Papa.

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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.
2 Organic growth/change, a non-GAAP ratio, is defined as a change on a period-over-period basis in reported revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

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Brent Saunders Will Serve as CEO and Chair of the Board of Directors, Effective March 6, 2023
On Feb. 15, 2023, the Company announced the appointment of Brent Saunders as CEO and chair of the Board of Directors (“Board”), effective March 6, 2023. Concurrent with this appointment, and as previously announced, Joseph C. Papa will step down from his roles as CEO and director. Additionally, effective upon Mr. Saunders’ appointment as chair of the Board, Thomas W. Ross, Sr. will become the Lead Independent Director of the Board. To facilitate an orderly transition, Mr. Saunders joined Bausch + Lomb on Feb. 16, 2023, in an advisory capacity, where he is working closely with Mr. Papa.

Select Company and Pipeline Highlights
•Launched and introduced multiple products across our core segments, including:
◦XIPERE®3 (triamcinolone acetonide injectable suspension), a therapy that uses the suprachoroidal space to treat patients suffering from macular edema associated with uveitis, in the United States; XIPERE® has also been filed for regulatory approval in Canada
◦Biotrue® Hydration Plus Multi-Purpose Solution in the United States
◦Revive™ custom soft contact lenses in the United States
◦Enhanced Ocuvite® Adult 50+ eye vitamins with 30 micrograms of vitamin D in the United States
◦Project Watson™ health care products for dogs in the United States
◦PreserVision® AREDS 2 Formula mini soft gels with OCUSorb™ in the United States
•The U.S. Food and Drug Administration (FDA) accepted the New Drug Application for NOV034 (perfluorohexyloctane), an investigational treatment with a proposed indication of treating the signs and symptoms of dry eye disease associated with Meibomian gland dysfunction
◦Results from the first of two pivotal Phase 3 trials were published in Ophthalmology
•Received 510(k) clearance from the FDA for Biotrue® Hydration Boost Contact Lens Rehydrating Drops
•Enrolled first patient in a study evaluating the safety and efficacy of the Technolas® TENEO™ excimer laser in the United States for laser-assisted in situ keratomileusis (LASIK) vision correction surgery for hyperopia with astigmatism5
•Completed six business development transactions since the Company’s initial public offering (“IPO”) in May 2022 to enhance our pipeline and commercial offerings, including, but not limited to:
◦Acquired AcuFocus, Inc., whose IC-8® Apthera™ intraocular lens (“IOL”) was approved by the FDA as the first and only small aperture non-toric extended depth of focus IOL for certain cataract patients who have as much as 1.5 diopters of corneal astigmatism and wish to address presbyopia at the same time
◦Entered into strategic agreements with Sanoculis designed to address unmet needs in glaucoma, including an equity investment in Sanoculis, an exclusive European distribution agreement for Sanoculis’ Minimally Invasive Micro Sclerostomy (“MIMS®”), which is an innovative minimally invasive surgical procedure for the treatment of glaucoma, and an option agreement to purchase all of the assets of Sanoculis
◦Entered into an exclusive distribution agreement with Alfa Instruments s.r.l., under which Bausch + Lomb is distributing and commercializing Alfa Instruments’ line of surgical intraocular dyes, Vitreocare, globally with the exception of Italy, where Alfa Instruments is based

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3 In 2019, the Company acquired an exclusive license from Clearside Biomedical, Inc. for the commercialization and development of XIPERE® in the United States and Canada.
4 In 2019, the Company acquired an exclusive license from Novaliq GmbH for the commercialization and development of NOV03 in the United States and Canada.
5 The Technolas® TENEO™ excimer laser is currently being sold outside of the United States as Technolas® TENEO™ laser 317 (model 2). The device is for investigational use only and is not approved in the United States or its territories.

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•Continued geo-expansion for several products, including:
◦Bausch + Lomb INFUSE®/ULTRA® ONE DAY daily disposable silicone hydrogel contact lenses, which are now available in approximately 25 countries
◦LUMIFY® (brimonidine tartrate ophthalmic solution 0.025%), which is now approved in 6 countries. LUMIFY® was successfully launched in Canada in 2022, and the Company recently acquired the rights to market LUMIFY® in 18 additional countries
◦VYZULTA® (latanoprostene bunod ophthalmic solution), 0.024%, which has launched in 15 countries

Fourth-Quarter and Full-Year 2022 Revenue Performance
Total reported revenues were $996 million for the fourth quarter of 2022, as compared to $1.001 billion in the fourth quarter of 2021, a decrease of $5 million. Excluding the unfavorable impact of foreign exchange of $54 million and the impact of divestitures and discontinuations of $3 million, revenue increased organically1,2 by approximately 5% compared to the fourth quarter of 2021.

Total reported revenues were $3.768 billion for the full year of 2022, as compared to $3.765 billion in the full year of 2021, an increase of $3 million. Excluding the unfavorable impact of foreign exchange of $184 million and the impact of divestitures and discontinuations of $10 million, revenue increased organically1,2 by approximately 5% compared to 2021.

Revenues by segment were as follows:

Fourth-Quarter 2022

(in millions)	Three Months Ended Dec. 31,				Change at Constant Currency[1,6] (non-GAAP)	Organic Change[1,2] (non-GAAP)
	2022	2021	Reported Change	Reported Change
Total Bausch + Lomb Revenues	$996	$1,001	$(5)	—%	5%	5%

Vision Care	$626	$626	$0	—%	5%	5%
Surgical	$188	$198	$(10)	(5)%	2%	4%
Ophthalmic Pharmaceuticals	$182	$177	$5	3%	7%	7%

Full-Year 2022

(in millions)	Twelve Months Ended Dec. 31,				Change at Constant Currency[1,6] (non-GAAP)	Organic Change[1,2] (non-GAAP)
	2022	2021	Reported Change	Reported Change
Total Bausch + Lomb Revenues	$3,768	$3,765	$3	—%	5%	5%

Vision Care	$2,373	$2,343	$30	1%	6%	6%
Surgical	$718	$718	$0	—%	6%	8%
Ophthalmic Pharmaceuticals	$677	$704	$(27)	(4)%	—%	—%

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6 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP ratio, is determined by comparing 2022 reported amounts adjusted to exclude currency impact, calculated using 2021 monthly average exchange rates, to the actual 2021 reported amounts.

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Vision Care Segment
Vision Care segment revenues were $626 million for the fourth quarter of 2022, which was in line with revenues for the fourth quarter of 2021. Excluding the unfavorable impact of foreign exchange of $32 million, segment revenues increased organically1,2 by approximately 5% compared to the fourth quarter of 2021, primarily due to higher sales of Ocuvite® + PreserVision®, Bausch + Lomb INFUSE®/ULTRA® ONE DAY daily disposable silicone hydrogel contact lenses, LUMIFY® (brimonidine tartrate ophthalmic solution 0.025%) and the Artelac® franchise.

Vision Care segment revenues were $2.373 billion for the full year of 2022, as compared to $2.343 billion for the full year of 2021, an increase of $30 million, or 1%. Excluding the unfavorable impact of foreign exchange of $114 million, segment revenues increased organically1,2 by approximately 6% compared to the full year of 2021, primarily due to higher sales of Ocuvite® + PreserVision® and LUMIFY® (brimonidine tartrate ophthalmic solution 0.025%), as well as the ongoing launches of Bausch + Lomb INFUSE®/ULTRA® ONE DAY daily disposable silicone hydrogel contact lenses in markets around the world, partially offset by decreased sales in China due to the impact of the COVID-19 pandemic.

Surgical Segment
Surgical segment revenues were $188 million for the fourth quarter of 2022, as compared to $198 million for the fourth quarter of 2021, a decrease of $10 million, or 5%. Excluding the unfavorable impact of foreign exchange of $14 million and divestitures and discontinuations of $3 million, segment revenues increased organically1,2 by approximately 4% compared to the fourth quarter of 2021, primarily due to increased sales of intraocular lenses.

Surgical segment revenues were $718 million for the full year of 2022, which was in line with revenues for the full year of 2021. Excluding the unfavorable impact of foreign exchange of $44 million and divestitures and discontinuations of $10 million, segment revenues increased organically1,2 by approximately 8% compared to the full year of 2021, primarily due to increased sales of consumables and intraocular lenses.

Ophthalmic Pharmaceuticals Segment
Ophthalmic Pharmaceuticals segment revenues were $182 million for the fourth quarter of 2022, as compared to $177 million for the fourth quarter of 2021, an increase of $5 million, or 3%. Excluding the unfavorable impact of foreign exchange of $8 million, segment revenues increased organically1,2 by approximately 7% compared to the fourth quarter of 2021, primarily due to higher revenues in the U.S. portfolio, including VYZULTA® (latanoprostene bunod ophthalmic solution), 0.024%.

Ophthalmic Pharmaceuticals segment revenues were $677 million for the full year of 2022, as compared to $704 million for the full year of 2021, a decrease of $27 million, or 4%. Excluding the unfavorable impact of foreign exchange of $26 million, segment revenues were flat organically1,2 compared to the full year of 2021, primarily due to continued loss of exclusivity in the U.S. portfolio, partially offset by higher global revenues of VYZULTA® (latanoprostene bunod ophthalmic solution), 0.024%, which grew 31% compared to the full year of 2021.

Operating Results
Operating results in the fourth quarter and full year of 2021 were prepared on a carve-out basis and do not include expenses we are now incurring as a publicly traded company, such as interest expense and certain standalone public company costs.

Operating income was $51 million for the fourth quarter of 2022, as compared to $92 million for the fourth quarter of 2021, a decrease of $41 million. Operating income was $207 million for the full year of 2022, as compared to $329 million for the full year of 2021, a decrease of $122 million.

For both the fourth quarter and full year of 2022, the changes in operating income were largely driven by an increase in Cost of goods sold (COGS) due to the ramp-up of new manufacturing lines for Bausch + Lomb INFUSE®/ULTRA® ONE DAY daily disposable silicone hydrogel contact lenses and Selling, general

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and administrative (SG&A) expenses, due to restructuring, integration and transformation costs, as well as separation-related costs and dis-synergy costs associated with the Company becoming a stand-alone entity following its IPO in May 2022. Additionally, both COGS and SG&A expenses faced inflationary headwinds throughout the year, and the Company made incremental investments in R&D to expedite portfolio management. The Company is continuing to maintain a disciplined approach to cost management and to leverage its infrastructure.

Net Income/Loss
Net income attributable to Bausch + Lomb Corporation in the fourth quarter and full year of 2021 was prepared on a carve-out basis and does not include expenses we are now incurring as a publicly traded company, such as interest expense and certain standalone public company costs.

Net loss attributable to Bausch + Lomb Corporation for the fourth quarter of 2022 was $1 million, as compared to a net income attributable to Bausch + Lomb Corporation of $51 million for the fourth quarter of 2021, a decrease of $52 million. Net income attributable to Bausch + Lomb Corporation for the full year of 2022 was $6 million, as compared to a net income attributable to Bausch + Lomb Corporation of $182 million for the full year of 2021, a decrease of $176 million.

For both the fourth quarter and full year of 2022, the changes were largely due to an increase in interest expense and the decrease in operating results noted above, partially offset by a favorable change in the Provision for income taxes.

Adjusted net income (non-GAAP)1 for the fourth quarter of 2022 was $80 million, as compared to $121 million for the fourth quarter of 2021, a decrease of $41 million.

Adjusted net income (non-GAAP)1 for the full year of 2022 was $375 million, as compared to $454 million for the full year of 2021, a decrease of $79 million.

Cash Flow from Operations
Cash flow from operations in the fourth quarter and full year of 2021 was prepared on a carve-out basis and does not include expenses we are now incurring as a publicly traded company, such as interest expense and certain standalone public company costs.

Cash flow from operations for the fourth quarter of 2022 was $159 million, as compared to $162 million for the fourth quarter of 2021, a decrease of $3 million.

Cash flow from operations for the full year of 2022 was $345 million, as compared to $873 million for the full year of 2021, a decrease of $528 million. Cash flow from operations was negatively impacted in the full year of 2022 by the decrease in our operating results noted above, change in deferred income taxes and the change in our operating assets and liabilities driven by a strategic build in inventory.

Earnings Per Share
GAAP Earnings Per Share (“EPS”) and Adjusted EPS (non-GAAP)1 for the fourth quarter and full year of 2021 has been calculated on a pro forma basis after giving effect to the Company’s IPO.

GAAP EPS Basic and Diluted attributable to Bausch + Lomb Corporation for the fourth quarter of 2022 was $0.00, as compared to $0.15 for the fourth quarter of 2021. Adjusted EPS (non-GAAP)1 for the fourth quarter of 2022 was $0.23, as compared to $0.35 for the fourth quarter of 2021.

GAAP EPS Basic and Diluted attributable to Bausch + Lomb Corporation for the full year of 2022 was $0.02, as compared to $0.52 for the full year of 2021. Adjusted EPS (non-GAAP)1 for the full year of 2022 was $1.07, as compared to $1.30 for the full year of 2021.

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Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 in the fourth quarter and full year of 2021 was prepared on a carve-out basis and does not include certain standalone public company costs.

Adjusted EBITDA (non-GAAP)1 was $181 million for the fourth quarter of 2022, as compared to $216 million for the fourth quarter of 2021, a decrease of $35 million, primarily due to foreign exchange headwinds and R&D investment, partially offset by organic revenue growth1,2 across all segments.

Adjusted EBITDA (non-GAAP)1 was $720 million for the full year of 2022, as compared to $821 million for the full year of 2021, a decrease of $101 million, primarily due to foreign exchange headwinds, increases in COGS and SG&A driven by inflation and dis-synergies, and R&D investment, as noted above, partially offset by organic revenue growth1,2 in the Vision Care and Surgical segments.

2023 Financial Outlook
Bausch + Lomb will provide expectations on its first-quarter 2023 outlook during the call today at 8 a.m. ET; however, given the appointment of Mr. Saunders as CEO and chair of the Board, effective March 6, 2023, the Company will provide full guidance for 2023 when it provides first-quarter 2023 results.

Balance Sheet Highlights
•Bausch + Lomb’s cash, cash equivalents and restricted cash were $380 million at Dec. 31, 2022
•Basic weighted average shares outstanding for the fourth quarter of 2022 were 350 million, and diluted weighted average shares outstanding for the fourth quarter of 2022 were 350.5 million
•Basic weighted average shares outstanding for the full year of 2022 were 350 million, and diluted weighted average shares outstanding for the full year of 2022 were 350.2 million

Conference Call Details

Date:	Wednesday, Feb. 22, 2023

Time:	8:00 a.m. ET

Webcast:	https://www.webcaster4.com/Webcast/Page/2883/47443

Participant Event Dial-in:	+1 (888) 506-0062 (North America) +1 (973) 528-0011 (International)

Participant Access Code:	681651

Replay Dial-in:	+1 (877) 481-4010 (North America) +1 (919) 882-2331 (International)

Replay Passcode:	47443 (replay available until March 8, 2023)

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About Bausch + Lomb
Bausch + Lomb is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from the moment of birth through every phase of life. Its comprehensive portfolio of more than 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with approximately 13,000 employees and a presence in nearly 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario with corporate offices in Bridgewater, New Jersey. For more information, visit www.bausch.com and connect with us on Twitter, LinkedIn, Facebook and Instagram.

Forward-looking Statements
This news release contains forward-looking information and statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. Forward-looking statements include statements regarding Bausch + Lomb’s future prospects and performance, including the anticipated spinoff of Bausch + Lomb from Bausch Health Companies Inc. (“BHC”) and the timing thereof, details of the Company’s product pipeline and the timing on which the Company will provide its 2023 guidance. These forward-looking statements are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch + Lomb’s filings with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (the “CSA”) (including the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 to be filed with the SEC on Feb. 22, 2023 and its most recent quarterly filings), which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the proposed plan to spin off or separate Bausch + Lomb from BHC, including the expected benefits and costs of the spinoff transaction, the expected timing of completion of the spinoff transaction and its terms (including the expectation that the spinoff transaction will be completed following the achievement of targeted net leverage ratios, subject to market conditions and receipt of applicable shareholder and other necessary approvals), the ability to complete the spinoff transaction considering the various conditions to the completion of the spinoff transaction (some of which are outside the Company’s and BHC’s control, including conditions related to regulatory matters and receipt of applicable shareholder and other approvals), the impact of any potential sales of the Company’s common shares by BHC, that market or other conditions are no longer favorable to completing the transaction, that applicable shareholder, stock exchange, regulatory or other approval is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the spinoff transaction, diversion of management time on spinoff transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the spinoff transaction, the qualification of the spinoff transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from the Canada Revenue Agency and/or the Internal Revenue Service will be sought or obtained), the ability of the Company and BHC to satisfy the conditions required to maintain the tax-free status of the spinoff transaction (some of which are beyond their control), other potential tax or other liabilities that may arise as a result of the spinoff transaction, the potential dis-synergy costs resulting from the spinoff

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transaction, the impact of the spinoff transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets the Company is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting the Company’s business. In particular, the Company can offer no assurance that any spinoff transaction will occur at all, or that any spinoff transaction will occur on the terms and timelines anticipated by the Company and BHC. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, including the potential effects and economic and future impact of that pandemic (or resurgence thereof) and the reaction to it (including as it relates to the reinstitution of any lockdowns or other restrictions), all of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease). Finally, they also include, but are not limited to, risks and uncertainties caused by or relating to a potential recession and other adverse economic conditions (such as inflation and slower growth), which could adversely impact our revenues, expenses and resulting margins and economic factors over which we have no control, including inflationary pressures as a result of historically high domestic and global inflation and otherwise, interest rates, foreign currency rates, and the positional effect of such factors on revenues, expenses and resulting margins. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Management has also made certain assumptions in assessing the anticipated impacts of the COVID-19 pandemic on the Company and its results of operations and financial conditions, including: that there will be no material restrictions on access to health care products and services resulting from a possible resurgence of the virus and variant and subvariant strains thereof on a global basis in 2023; there will be increased availability and use of effective vaccines; that the strict social restrictions in the first half of 2020 will not be materially re-enacted in the event of a material resurgence of the virus and variant and subvariant strains thereof; that there will be an ongoing, gradual global recovery as the macroeconomic and health care impacts of the COVID-19 pandemic diminish over time; that the largest impact to the Company’s businesses were seen in the second quarter of 2020; that, while our revenues have returned to pre-pandemic levels for many of our businesses and geographies, the rates of recovery for each business will vary by geography with some regions, including China, continuing to experience negative impacts of the COVID-19 pandemic on our business in those regions; and no major interruptions in the Company’s supply chain and distribution channels. If any of these assumptions regarding the impacts of the COVID-19 pandemic are incorrect, our actual results could differ materially from those described in these forward-looking statements.

Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and ratios. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

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These measures and ratios do not have any standardized meaning under GAAP and other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to similar non-GAAP measures and ratios of other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below.

Specific Non-GAAP Measures
EBITDA and Adjusted EBITDA (non-GAAP)
EBITDA (non-GAAP) is Net income (loss) attributable to Bausch + Lomb Corporation (its most directly comparable U.S. GAAP financial measure) adjusted for interest, income taxes, depreciation and amortization. Adjusted EBITDA (non-GAAP) is EBITDA (non-GAAP) further adjusted for the items described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance.

Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is Net income (loss) attributable to Bausch + Lomb Corporation (its most directly comparable U.S. GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization and further adjusted for the following items:
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets from measuring the performance of the Company and its business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the recent completion of the Bausch + Lomb IPO, as the Company prepares for post-Separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These

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transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of the Company’s current CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company excludes the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Share-based compensation: The Company excludes costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the Bausch + Lomb business from the remainder of BHC and (ii) register the Bausch + Lomb business as an independent publicly traded entity. Separation costs are incremental costs directly related to effectuating the separation of the Bausch + Lomb business from the remainder of BHC and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new Board of Directors and Audit Committee. Separation-related costs are incremental costs indirectly related to the separation of the Bausch + Lomb business from the remainder of BHC and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company also excludes certain other amounts, including IT infrastructure investment, litigation and other matters, gain/(loss) on sales of assets and certain other amounts that are the result of other, non-comparable events to measure operating performance if and when present in the periods presented. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not routine operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not routine operating expenses. The Company has also excluded certain other costs, including settlement costs associated with the conversion of a portion of the Company’s defined benefit plan in Ireland to a defined contribution plan. The Company excluded these costs as this event is outside of the ordinary course of continuing operations and is infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

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Prior to 2022, in calculating Adjusted EBITDA, the Company had excluded expenses associated with acquired in-process research and development costs ("IPR&D"), as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Beginning in 2022, the Company no longer excludes acquired IPR&D in its calculation of Adjusted EBITDA. The Company is making this change to align with evolving practice in this regard. The Company is making this change for 2022 periods and onwards and has not made this change for periods prior to 2022. The Company believes these costs are not material for the periods presented.

Adjusted Net Income (non-GAAP)
Adjusted net income (non-GAAP) is net income (loss) attributable to Bausch + Lomb Corporation (its most directly comparable GAAP financial measure) adjusted for asset impairments, restructuring, integration and transformation costs, acquisition-related contingent consideration, separation costs and separation-related costs and other non-GAAP adjustments, as these adjustments are described above, and further adjusted for amortization of intangible assets, as described below:
•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Adjusted net income (non-GAAP) excludes the impact of these certain items that may obscure trends in the Company’s underlying performance. Management uses Adjusted net income (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our Adjusted net income (non-GAAP).

As with Adjusted EBITDA, prior to 2022, in calculating Adjusted Net Income, the Company had excluded expenses associated with acquired IPR&D. However, for the same reasons indicated above, commencing in 2022, the Company no longer excludes acquired IPR&D in its calculation of Adjusted Net Income. Reference is made to the description above for further details on this change.

Organic Growth/Change and Organic Revenue
Organic growth/change, a non-GAAP ratio, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is a change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Similarly, organic revenue, a non-GAAP measure, is GAAP revenue (its most directly comparable GAAP financial measure) adjusted for these same items. Organic revenue growth/change is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic growth/change and organic revenue to assess the performance of its reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product

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discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.

Organic growth/change and organic revenue reflect adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and organic growth/change exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and organic growth/change exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2022 reported amounts adjusted to exclude currency impact, calculated using 2021 monthly average exchange rates, to the actual 2021 reported amounts.

Adjusted EPS (non-GAAP)
Adjusted earnings per share or Adjusted EPS (non-GAAP) is calculated as Diluted income per share attributable to Bausch + Lomb Corporation (“GAAP EPS”) (its most directly comparable GAAP financial measure), adjusted for the per diluted share impact of each adjustment made to reconcile Net income (loss) attributable to Bausch + Lomb Corporation to Adjusted net income (non-GAAP) as discussed above. Like Adjusted net income (non-GAAP), Adjusted EPS (non-GAAP) excludes the impact of certain items that may obscure trends in the Company’s underlying performance on a per share basis. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s results and trends for the periods presented on a diluted share basis. Accordingly, the Company believes that Adjusted EPS (non-GAAP) is useful to investors in their assessment of the Company’s operating performance, the valuation of the Company and an investor’s return on investment. It is also noted that, for the periods presented, our GAAP EPS was significantly lower than our Adjusted EPS (non-GAAP).

As with Adjusted Net Income, prior to 2022, in calculating Adjusted EPS, the Company had excluded expenses associated with acquired IPR&D. However, for the same reasons indicated above, commencing in 2022, the Company no longer excludes acquired IPR&D in its calculation of Adjusted EPS. Reference is made to the description above for further details on this change.

© 2023 Bausch & Lomb Incorporated or its affiliates.
FINANCIAL TABLES FOLLOW

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Bausch + Lomb Corporation				Table 1
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2022	2021	2022	2021
Revenues
Product sales	$991	$994	$3,746	$3,737
Other revenues	5	7	22	28
	996	1,001	3,768	3,765
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	418	402	1,511	1,458
Cost of other revenues	2	1	8	9
Selling, general and administrative	386	365	1,478	1,389
Research and development	78	70	307	271
Amortization of intangible assets	56	67	244	292
Other expense, net	5	4	13	17
	945	909	3,561	3,436
Operating income	51	92	207	329
Interest income	3	—	6	—
Interest expense	(47)	—	(146)	—
Foreign exchange and other	(9)	(6)	6	(11)
(Loss) income before provision for income taxes	(2)	86	73	318
Benefit (provision) for income taxes	2	(32)	(58)	(125)
Net income	—	54	15	193
Net income attributable to noncontrolling interest	(1)	(3)	(9)	(11)
Net (loss) income attributable to Bausch + Lomb Corporation	$(1)	$51	$6	$182

Basic and diluted (loss) income per share attributable to Bausch + Lomb Corporation	$—	$0.15	$0.02	$0.52

Basic and diluted weighted-average common shares	350	350	350	350

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Bausch + Lomb Corporation				Table 2
Reconciliation of GAAP Net (Loss) Income and Diluted (Loss) Income per Share Attributable to Bausch + Lomb Corporation to Adjusted Net Income (non-GAAP) and Adjusted Earnings Per Share (non-GAAP)
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)
	Three Months Ended December 31,
	2022		2021
(in millions, except per share amounts)	Income (Expense)	Earnings per Share Impact (b)	Income (Expense)	Earnings per Share Impact (b)
Net (loss) income and Diluted (loss) income per share attributable to Bausch + Lomb Corporation	$(1)	$—	$51	$0.15
Non-GAAP adjustments: (a)
Amortization of intangible assets	56	0.16	67	0.19
Asset impairments	—	—	1	—
Restructuring, integration and transformation costs	21	0.06	4	0.01
Acquired in-process research and development costs (c)	—	—	4	0.01
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	1	—	—	—
Separation costs and separation-related costs	7	0.02	1	—
Legal and other professional fees	1	—	(1)	—
Other	—	—	7	0.02
Tax effect of non-GAAP adjustments	(5)	(0.01)	(13)	(0.03)
Total non-GAAP adjustments	81	0.23	70	0.20
Adjusted net income (non-GAAP) and Adjusted earnings per share (non-GAAP)	$80	$0.23	$121	$0.35

	Twelve Months Ended December 31,
	2022		2021
(in millions, except per share amounts)	Income (Expense)	Earnings per Share Impact (b)	Income (Expense)	Earnings per Share Impact (b)
Net income and Diluted income per share attributable to Bausch + Lomb Corporation	$6	$0.02	$182	$0.52
Non-GAAP adjustments: (a)
Amortization of intangible assets	244	0.70	292	0.83
Asset impairments	1	—	12	0.03
Restructuring, integration and transformation costs	36	0.10	11	0.03
Acquired in-process research and development costs (c)	—	—	5	0.01
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	(4)	(0.01)	—	—
Separation costs and separation-related costs	35	0.10	3	0.01
Legal and other professional fees	1	—	(1)	—
Other	6	0.02	7	0.02
Tax effect of non-GAAP adjustments	50	0.14	(57)	(0.15)
Total non-GAAP adjustments	369	1.05	272	0.78
Adjusted net income (non-GAAP) and Adjusted earnings per share (non-GAAP)	$375	$1.07	$454	$1.30
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.
(b) On April 28, 2022, Bausch + Lomb effected a share consolidation as a result of which it had 350,000,000 issued and outstanding common shares. These common shares are treated as issued and outstanding at January 1, 2021 for purposes of calculating Basic and diluted (loss) income per share attributable to Bausch + Lomb Corporation.
(c) Prior to 2022, in calculating Adjusted Net Income and Adjusted EPS, the Company had excluded expenses associated with acquired in-process research and development costs (“IPR&D”). Beginning in 2022, the Company no longer excludes acquired IPR&D in its calculation of Adjusted Net Income or Adjusted EPS. The Company is making this change to align with evolving practice in this regard. The Company is making this change for 2022 periods and onwards and has not made this change for periods prior to 2022. The Company believes these costs are not material for the periods presented. In particular, there was no acquired IPR&D in the fourth quarter of 2022 and there was less than $1 million in aggregate acquired IPR&D for the twelve months ended December 31, 2022. For 2021, there was $4 million of acquired IPR&D in the fourth quarter of 2021 and there was $5 million in aggregate acquired IPR&D for the twelve months ended December 31, 2021.

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Bausch + Lomb Corporation			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$386	$365	$1,478	$1,389
Separation-related costs (a)	(5)	(1)	(26)	(3)
Transformation costs (b)	(20)	(3)	(31)	(9)
Adjusted selling, general and administrative (non-GAAP)	$361	$361	$1,421	$1,377
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$56	$67	$244	$292
Amortization of intangible assets (c)	(56)	(67)	(244)	(292)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$5	$4	$13	$17
Legal and other professional fees (d)	(1)	1	(1)	1
Restructuring and integration costs (b)	(1)	(1)	(5)	(2)
Asset impairments (e)	—	(1)	(1)	(12)
Separation costs (a)	(2)	—	(9)	—
Acquisition-related costs (f)	(1)	—	(1)	—
Acquired in-process research and development costs (g)	—	(4)	—	(5)
Acquisition-related contingent consideration (f)	—	—	5	—
Adjusted other expense, net (non-GAAP)	$—	$(1)	$1	$(1)
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(9)	$(6)	$6	$(11)
Other (h)	—	7	6	7
Adjusted foreign exchange and other (non-GAAP)	$(9)	$1	$12	$(4)
Provision for income taxes reconciliation:
GAAP benefit (provision) for income taxes	$2	$(32)	$(58)	$(125)
Tax effect of non-GAAP adjustments (i)	(5)	(13)	50	(57)
Adjusted provision for income taxes (non-GAAP)	$(3)	$(45)	$(8)	$(182)
(a) Represents the two components of the non-GAAP adjustment of “Separation and separation-related costs” (see Table 2).
(b) Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(f) Represents the two components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
Beginning in 2022, the Company no longer excludes Acquired in-process research and development costs in its calculation of Adjusted other expense, net. See Footnote (c) to Table 2 for further information.
(h) Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch + Lomb Corporation				Table 2b
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net (loss) income attributable to Bausch + Lomb Corporation	$(1)	$51	$6	$182
Interest expense, net	44	—	140	—
Provision for income taxes	(2)	32	58	125
Depreciation and amortization of intangible assets	93	100	379	415
EBITDA	134	183	583	722
Adjustments:
Asset impairments	—	1	1	12
Restructuring, integration and transformation costs	21	4	36	11
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	1	—	(4)	—
Share-based compensation	17	17	62	62
Separation and Separation-related costs	7	1	35	3
Other non-GAAP adjustments:
Legal and other professional fees	1	(1)	1	(1)
Acquired in-process research and development costs (a)	—	4	—	5
Other	—	7	6	7
Adjusted EBITDA (non-GAAP)	$181	$216	$720	$821

(a) Prior to 2022, in calculating Adjusted EBITDA, the Company had excluded expenses associated with acquired in-process research and development costs (“IPR&D”). Beginning in 2022, the Company no longer excludes acquired IPR&D in its calculation of Adjusted EBITDA. The Company is making this change to align with evolving practice in this regard. The Company is making this change for 2022 periods and onwards and has not made this change for periods prior to 2022. The Company believes these costs are not material for the periods presented. In particular, there was no acquired IPR&D in the fourth quarter of 2022 and there was less than $1 million in aggregate acquired IPR&D for the twelve months ended December 31, 2022. For 2021, there was $4 million of acquired IPR&D in the fourth quarter of 2021 and there was $5 million in aggregate acquired IPR&D for the twelve months ended December 31, 2021.

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Bausch + Lomb Corporation									Table 3
Organic Revenue (non-GAAP) and Organic Revenue Growth (non-GAAP) - by Segment
For the Three and Twelve Months Ended December 31, 2022 and 2021
(unaudited)

	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2022			December 31, 2021			Change in Revenue as Reported		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Vision Care	$626	$32	$658	$626	$—	$626	$—	—%	$32	5%
Surgical	188	14	202	198	(3)	195	(10)	(5)%	7	4%
Ophthalmic Pharmaceuticals	182	8	190	177	—	177	5	3%	13	7%
Total revenues	$996	$54	$1,050	$1,001	$(3)	$998	$(5)	—%	$52	5%

	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2022			December 31, 2021			Change in Revenue as Reported		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Vision Care	$2,373	$114	$2,487	$2,343	$—	$2,343	$30	1%	$144	6%
Surgical	718	44	762	718	(10)	708	—	—%	54	8%
Ophthalmic Pharmaceuticals	677	26	703	704	—	704	(27)	(4)%	(1)	—%
Total revenues	$3,768	$184	$3,952	$3,765	$(10)	$3,755	$3	—%	$197	5%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the “Non-GAAP Information” section in the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three and twelve months ended December 31, 2022 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three and twelve months ended December 31, 2021 is calculated as revenue as reported less revenues attributable to divestitures and discontinuations during the twelve months prior to the day of divestiture or discontinuation, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the three and twelve months ended December 31, 2022 and 2021, revenues related to acquisitions were not material.

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